PROMISSORY NOTE

Amount of Loan: **$53,192** **June 28, 2021**

For value received, **BALANCE LABS, INC.**, a Delaware Corporation having offices at 407 Lincoln Road, Suite 701, Miami Beach, Florida 33139 (the "**Borrower**"), hereby unconditionally promises to pay **$53,192** including 12% per annum interest to the order of **MICHAEL D. FARKAS**, an individual having an address of 5005 Lakeview Drive, Miami Beach, Fl. 33140 (the "**Lender**"). Payments shall be made at Lender's office aforesaid or at such other place as Lender shall from time to time designate to the Borrower in writing.

The Borrower agrees that the funding of the Loan shall be made by the Lender with original issue discount in an amount equal to 6% of the aggregate original principal amount of the Loan (i.e. $3,192).

The full principal amount and interest of this Note shall be due in **on June 27, 2022**; or the date on which Borrower raises at least $250,000 from investors, whichever is sooner (the "**Maturity Date**") Interest will accrue beginning on **June 28, 2021**.

Upon the failure by Borrower to tender the full payment to Lender on the Maturity Date, the entire principal amount of this Note shall upon notice from Lender to Borrower be immediately due and payable.

Lender shall have the option to convert the entire principal and interest due under this note and any other amounts owed by Borrower to Lender and his related entities, into shares of the Borrower's common stock (the "Common Stock") at a price of $0.70 per share (the "Conversion Price") (the bid price for the Common Stock on the date of this Note), at any time prior to Borrower's repayment. Lender shall exercise this option by providing Borrower with written notice. Borrower shall issue the shares within five days of receiving such notice.

If Borrower at any time while the conversion option set forth above is exercisable, shall sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock or Common Stock Equivalents, at a price per share less than the Conversion Price (the "Base Share Price" and such issuances collectively, a "Dilutive Issuance") (it being understood and agreed that if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is less than the Exercise Price, such issuance shall be deemed to have occurred for less than the Exercise Price on such date of the Dilutive Issuance at such effective price), then simultaneously with the consummation of each Dilutive Issuance the Conversion Price shall be reduced to equal the Base Share Price. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. Upon the occurrence of any Dilutive Issuance and in the event of an exercise of the Conversion Option, the Lender is entitled to receive a number of shares of Common Stock based upon the Base Share Price regardless of whether the Lender accurately refers to the Base Share Price in the Notice of Exercise.

Any and all notices or other communications required or permitted to be given under any of the provisions of this Note shall be in writing and shall be deemed to have been duly given when personally delivered or mailed by first class certified mail, return receipt requested, addressed to the parties at their current addresses (or at such other address as any party may specify by notice to all other parties given as aforesaid).

Borrower agrees that any legal suit, action, or proceeding arising out of or relating to this Note may be instituted in such New York State or Federal Court sitting in Miami-Dade County, Florida as Lender, in his sole discretion, may elect. TRIAL BY JURY IS EXPRESSLY WAIVED.

This Note shall be governed by and construed in accordance with the law of the State of Florida applicable to contracts made and to be performed therein.

This Note shall not be changed or terminated orally.

By: ______________________________

Name: Carmen Villegas, Director